                                 [LETTERHEAD]

                                                                     Exhibit 8.1


                                August 9, 1999


Dura Operating Corp.
4508 IDS Center
Minneapolis, MN  55402

          Re:  Dura Operating Corp.
               Registration Statement on Form S-4
               Registration No. 333-81213
               --------------------------

Ladies and Gentlemen:

          We are issuing this opinion letter in our capacity as special legal counsel to Dura Operating Corp., a Delaware corporation (the "Issuer"), in connection with the proposed offer by the Issuer (the "Exchange Offer") of up to $550,000,000 in aggregate principal amount of the Issuer's 9% Series B Senior Subordinated Notes due 2009 (the "Exchange Notes") in exchange for and in replacement of the Issuer's outstanding 9% Senior Subordinated Notes due 2009 (the "Old Notes"), pursuant to a Registration Statement on Form S-4 (Registration No. 333-81213) originally filed with the Securities and Exchange Commission (the "Commission") on June 21, 1999, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

          You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Issuer's Registration Statement and such other documents as we have deemed necessary.

          On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes.

Dura Operating Corp.
August 9, 1999
Page 2


          The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

          We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                       Sincerely,



                                       /s/ KIRKLAND & ELLIS

                                       Kirkland & Ellis